                                                         |    OMB APPROVAL     |
                                                         |OMB NUMBER: 3235-0167|
                                                     |EXPIRES: OCTOBER 31, 2001|
                                                      |ESTIMATED AVERAGE BURDEN|
                                                    |HOURS PER RESPONSE...1.50 |


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                       Commission File Number: 333-57191

                      EVEREST HEALTHCARE HOLDINGS, INC.*
                     ACUTE EXTRACORPOREAL SERVICES, L.L.C.
                         CON-MED SUPPLY COMPANY, INC.
                         CONTINENTAL HEALTH CARE, LTD.
                      DIALYSIS SPECIALISTS OF TULSA, INC.
                             DUPAGE DIALYSIS LTD.
                       EVEREST HEALTHCARE INDIANA, INC.
                         EVEREST HEALTHCARE OHIO, INC.
                    EVEREST HEALTHCARE TEXAS HOLDING CORP.
                        EVEREST HEALTHCARE TEXAS, L.P.
                           EVEREST MANAGEMENT, INC.
                        EVEREST NEW YORK HOLDINGS, INC.
                             EVEREST ONE IPA, INC.
                            EVEREST THREE IPA, INC.
                             EVEREST TWO IPA, INC.
                        HOME DIALYSIS OF AMERICA, INC.
                          MERCY DIALYSIS CENTER, INC.
                      NEW YORK DIALYSIS MANAGEMENT, INC.
                      NORTH BUCKNER DIALYSIS CENTER, INC.
                     NORTHERN NEW JERSEY DIALYSIS, L.L.C.
                         WSKC DIALYSIS SERVICES, INC.
            (Exact name of registrant as specified in its charter)

                 101 North Scoville, Oak Park, Illinois 60302
                                (708) 386-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 Everest Healthcare Services Corporation  9 3/4% Senior Subordinated Notes Due
                                 2008, Series B
     Guarantees of Everest Healthcare Services Corporation  9 3/4% Senior
                     Subordinated Notes Due 2008, Series B
            (Title of each class of securities covered by this Form)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)    / /         Rule 12h-3(b)(1)(i)      /X/
      Rule 12g-4(a)(1)(ii)   / /         Rule 12h-3(b)(1)(ii)     / /
      Rule 12g-4(a)(2)(i)    / /         Rule 12h-3(b)(2)(i)      / /
      Rule 12g-4(a)(2)(ii)   / /         Rule 12h-3(b)(2)(ii)     / /
                                         Rule 15d-6               /X/

      Approximate number of holders of record as of the certification or notice date: ONE (1)

      Pursuant to the requirements of the Securities Exchange Act of 1934, each of the Registrants has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 9, 2001                      By:  /s/ Steven A. Cohen
                                           ------------------------------
                                           Name: Steven A. Cohen
                                           Title:  Authorized Person

____________________
  * This Form 15 is filed in connection with the merger of Everest Healthcare Services Corporation with and into Edmund Acquisition Sub, Inc., a wholly owned subsidiary of Fresenius Medical Care AG, as more fully set forth in a Current Report on Form 8-K filed on November 14, 2000 by each of the registrants. The effective date of the merger was January 8, 2001, at which time the separate existence of Everest Healthcare Services Corporation ceased, Edmund Acquisition Sub, Inc. succeeded to all of the assets and liabilities of Everest Healthcare Services Corporation, and Edmund Acquisition Sub, Inc. changed its name to Everest Healthcare Holdings, Inc.

FILER:


      COMPANY DATA:

             COMPANY CONFORMED NAME:                EVEREST HEALTHCARE
HOLDINGS, INC.

             CENTRAL INDEX KEY:                     0001058560

             STANDARD INDUSTRIAL CLASSIFICATION:    SERVICES-SPECIALTY
OUTPATIENT FACILITIES, NEC [8093]

             IRS NUMBER:                            364045521

             STATE OF INCORPORATION:                DE

             FISCAL YEAR END:                       1231

      FILING VALUES:

             FORM TYPE:         15-15D

             SEC ACT:

             SEC FILE NUMBER:   333-57191

             FILM NUMBER:       796385


      BUSINESS ADDRESS:

             STREET 1:          101 N SCOVILLE

             STREET 2:          708-386-2511

             CITY:              OAK PARK

             STATE:             IL

             ZIP:               60302

             BUSINESS PHONE:    7083862511

      MAIL ADDRESS:

             STREET 1:          EVEREST HEALTHCARE HOLDINGS, INC. C/O EVEREST
HEALTHCARE SERVICES CORP

             STREET 2:          101 NORTH SCOVILLE

             CITY:              OAK PARK

             STATE:             IL

             ZIP:               60302


FILER:

      COMPANY DATA:

             COMPANY CONFORMED NAME:                MERCY DIALYSIS CENTER INC

             CENTRAL INDEX KEY:                     0000825923

             STANDARD INDUSTRIAL CLASSIFICATION:    []

             IRS NUMBER:                            391589773

             STATE OF INCORPORATION:                WI

             FISCAL YEAR END:                       1231

      FILING VALUES:

             FORM TYPE:         15-15D

             SEC ACT:

             SEC FILE NUMBER:   333-57191-01

             FILM NUMBER:       796386


      BUSINESS ADDRESS:

             STREET 1:          EVEREST HEALTHCARE SERVICES CORP

             STREET 2:          101 NORTH SCOVILLE

             CITY:              OAK PARK

             STATE:             IL

             ZIP:               60302

             BUSINESS PHONE:    7083862511


      MAIL ADDRESS:

             STREET 1:          EVEREST HEALTHCARE SERVICES CORP

             STREET 2:          101 NORTH SCOVILLE

             CITY:              OAK PARK

             STATE:             IL

             ZIP:               60302


FILER:


      COMPANY DATA:

             COMPANY CONFORMED NAME:                CON MED SUPPLY CO INC

             CENTRAL INDEX KEY:                     0001064286

             STANDARD INDUSTRIAL CLASSIFICATION:    []

             IRS NUMBER:                            363147024

             STATE OF INCORPORATION:                IL

             FISCAL YEAR END:                       1231

      FILING VALUES:

             FORM TYPE:         15-15D

             SEC ACT:

             SEC FILE NUMBER:   333-05719-03

             FILM NUMBER:       796387


      BUSINESS ADDRESS:

             STREET 1:          101 N SCOVILLE

             STREET 2:          708-386-2511

             CITY:              OAK PARK

             STATE:             IL

             ZIP:               60302

             BUSINESS PHONE:    7083862511

      MAIL ADDRESS:

             STREET 1:          EVEREST HEALTHCARE SERVICES CORP

             STREET 2:          101 NORTH SCOVILLE

             CITY:              OAK PARK

             STATE:             IL

             ZIP:               60302


FILER:


      COMPANY DATA:

             COMPANY CONFORMED NAME:                CONTINENTAL HEALTH CARE LTD

             CENTRAL INDEX KEY:                     0001064287

             STANDARD INDUSTRIAL CLASSIFICATION:    []

             IRS NUMBER:                            363084746

             STATE OF INCORPORATION:                IL

             FISCAL YEAR END:                       1231

      FILING VALUES:

             FORM TYPE:         15-15D

             SEC ACT:

             SEC FILE NUMBER:   333-57191-04

             FILM NUMBER:       796388


      BUSINESS ADDRESS:

             STREET 1:          101 N SCOVILLE

             STREET 2:          708-386-2511

             CITY:              OAK PARK

             STATE:             IL

             ZIP:               60302

             BUSINESS PHONE:    7083862511

      MAIL ADDRESS:

             STREET 1:          EVEREST HEALTHCARE SERVICES CORP

             STREET 2:          101 NORTH SCOVILLE

             CITY:              OAK PARK

             STATE:             IL

             ZIP:               60302

FILER:


      COMPANY DATA:

             COMPANY CONFORMED NAME:                DUPAGE DIALYSIS LTD

             CENTRAL INDEX KEY:                     0001064290

             STANDARD INDUSTRIAL CLASSIFICATION:    []

             IRS NUMBER:                            363029873

             STATE OF INCORPORATION:                IL

             FISCAL YEAR END:                       1231

      FILING VALUES:

             FORM TYPE:         15-15D

             SEC ACT:

             SEC FILE NUMBER:   333-57191-07

             FILM NUMBER:       796389


     BUSINESS ADDRESS:

             STREET 1:          101 N SCOVILLE

             STREET 2:          708-386-2511

             CITY:              OAK PARK

             STATE:             IL

             ZIP:               60302

             BUSINESS PHONE:    7083862511


      MAIL ADDRESS:

             STREET 1:          EVEREST HEALTHCARE SERVICES CORP

             STREET 2:          101 NORTH SCOVILLE

             CITY:              OAK PARK

             STATE:             IL

             ZIP:               60302


FILER:


      COMPANY DATA:

             COMPANY CONFORMED NAME:                      EVEREST MANAGEMENT INC

             CENTRAL INDEX KEY:                     0001064291

             STANDARD INDUSTRIAL CLASSIFICATION:           []

             IRS NUMBER:                            364338092

             STATE OF INCORPORATION:                       DE

             FISCAL YEAR END:                       0930


      FILING VALUES:

             FORM TYPE:         15-15D

             SEC ACT:

             SEC FILE NUMBER:   333-57191-08

             FILM NUMBER:       796390


      BUSINESS ADDRESS:

             STREET 1:          101 N SCOVILLE

             STREET 2:          708-386-2511

            CITY:              OAK PARK

            STATE:             IL

            ZIP:               60302

            BUSINESS PHONE:          7083862511


      MAIL ADDRESS:

            STREET 1:          EVEREST HEALTHCARE SERVICES CORP

            STREET 2:          101 NORTH SCOVILLE

            CITY:              OAK PARK

            STATE:             IL

            ZIP:               60302


FILER:


      COMPANY DATA:

            COMPANY CONFORMED NAME:            HOME DIALYSIS OF AMERICA INC

            CENTRAL INDEX KEY:              0001064293

            STANDARD INDUSTRIAL CLASSIFICATION:   []

            IRS NUMBER:                     860711476

            STATE OF INCORPORATION:               AZ

            FISCAL YEAR END:                0930


      FILING VALUES:

            FORM TYPE:         15-15D

            SEC ACT:

            SEC FILE NUMBER:   333-57191-10

            FILM NUMBER:       796391


      BUSINESS ADDRESS:

            STREET 1:          101 N SCOVILLE

            STREET 2:          708-386-2511

            CITY:              OAK PARK

            STATE:             IL

            ZIP:               60302

            BUSINESS PHONE:           7083862511

      MAIL ADDRESS:

            STREET 1:          EVEREST HEALTHCARE SERVICES CORP

            STREET 2:          101 NORTH SCOVILLE

            CITY:              OAK PARK

            STATE:             IL

            ZIP:               60302


FILER:


      COMPANY DATA:

             COMPANY CONFORMED NAME:           NEW YORK DIALYSIS MANAGEMENT INC

             CENTRAL INDEX KEY:             0001064296

             STANDARD INDUSTRIAL CLASSIFICATION:    []

             IRS NUMBER:                    363702390

            STATE OF INCORPORATION:                 NY

            FISCAL YEAR END:                  0930

      FILING VALUES:

            FORM TYPE:          15-15D

            SEC ACT:

            SEC FILE NUMBER:    333-57191-13

            FILM NUMBER:        796392


      BUSINESS ADDRESS:

            STREET 1:           101 N SCOVILLE

            STREET 2:           708-386-2511

            CITY:               OAK PARK

            STATE:              IL

            ZIP:                60302

            BUSINESS PHONE:           7083862511

      MAIL ADDRESS:

            STREET 1:           EVEREST HEALTHCARE SERVICES CORP

            STREET 2:           101 NORTH SCOVILLE

            CITY:               OAK PARK

            STATE:              IL

            ZIP:                60302


FILER:

     COMPANY DATA:

         COMPANY CONFORMED NAME:              NORTH BUCKNER DIALYSIS CENTER INC

         CENTRAL INDEX KEY:               0001064297

         STANDARD INDUSTRIAL CLASSIFICATION:      []

         IRS NUMBER:                      364206319

         STATE OF INCORPORATION:                  DE

         FISCAL YEAR END:                 0930


     FILING VALUES:

         FORM TYPE:             15-15D

         SEC ACT:

         SEC FILE NUMBER:       333-57191-14

         FILM NUMBER:           796393


     BUSINESS ADDRESS:

         STREET 1:              101 N SCOVILLE

         STREET 2:              708-386-2511

         CITY:                  OAK PARK

         STATE:                 IL

         ZIP:                   60302

         BUSINESS PHONE:              7083862511


     MAIL ADDRESS:

         STREET 1:              EVEREST HEALTHCARE SERVICES CORP

         STREET 2:              101 NORTH SCOVILLE

            CITY:               OAK PARK

            STATE:              IL

            ZIP:                60302


FILER:


      COMPANY DATA:

            COMPANY CONFORMED NAME:              EVEREST HEALTHCARE INDIANA INC

            CENTRAL INDEX KEY:                      0001064300

            STANDARD INDUSTRIAL CLASSIFICATION:            []

            IRS NUMBER:                             363575844

            STATE OF INCORPORATION:                        IN

            FISCAL YEAR END:                        0930


      FILING VALUES:

            FORM TYPE:          15-15D

            SEC ACT:

            SEC FILE NUMBER:    333-57191-16

            FILM NUMBER:        796394


      BUSINESS ADDRESS:

            STREET 1:           101 N SCOVILLE

            STREET 2:           708-386-2511

            CITY:               OAK PARK

            STATE:              IL

             ZIP:               60302

             BUSINESS PHONE:           7083862511


      MAIL ADDRESS:

             STREET 1:          EVEREST HEALTHCARE SERVICES CORP

             STREET 2:          101 NORTH SCOVILLE

             CITY:              OAK PARK

             STATE:             IL

             ZIP:               60302


      FORMER COMPANY:

             FORMER CONFORMED NAME:    OHIO VALLEY DIALYSIS CENTER INC

             DATE OF NAME CHANGE:      19980617


FILER:


      COMPANY DATA:

             COMPANY CONFORMED NAME:                            WSKC DIALYSIS
SERVICES INC

             CENTRAL INDEX KEY:                     0001064302

             STANDARD INDUSTRIAL CLASSIFICATION:           []

             IRS NUMBER:                            362668594

             STATE OF INCORPORATION:                      IL

             FISCAL YEAR END:                       0930


      FILING VALUES:

             FORM TYPE:         15-15D

             SEC ACT:

             SEC FILE NUMBER:   333-57191-17

             FILM NUMBER:       796395


      BUSINESS ADDRESS:

             STREET 1:          101 N SCOVILLE

             STREET 2:          708-386-2511

             CITY:              OAK PARK

             STATE:             IL

             ZIP:               60302

             BUSINESS PHONE:           7083862511


      MAIL ADDRESS:

             STREET 1:          EVEREST HEALTHCARE SERVICES CORP

             STREET 2:          101 NORTH SCOVILLE

             CITY:              OAK PARK

             STATE:             IL

             ZIP:               60302


FILER:


      COMPANY DATA:

             COMPANY CONFORMED NAME:                            EVEREST NY
HOLDINGS INC

             CENTRAL INDEX KEY:              0001064303

             STANDARD INDUSTRIAL CLASSIFICATION:    []

             STATE OF INCORPORATION:               NY

             FISCAL YEAR END:                0930


      FILING VALUES:

             FORM TYPE:         15-15D

             SEC ACT:

             SEC FILE NUMBER:   333-57191-18

             FILM NUMBER:       796396


      BUSINESS ADDRESS:

             STREET 1:          101 N SCOVILLE

             STREET 2:          708-386-2511

             CITY:              OAK PARK

             STATE:             IL

             ZIP:               60302

             BUSINESS PHONE:           7083862511


      MAIL ADDRESS:

             STREET 1:          EVEREST HEALTHCARE SERVICES CORP

             STREET 2:          101 NORTH SCOVILLE

             CITY:              OAK PARK

             STATE:             IL

             ZIP:               60302

FILER:


      COMPANY DATA:

             COMPANY CONFORMED NAME:                           EVEREST ONE
IPA INC

             CENTRAL INDEX KEY:                     0001064305

             STANDARD INDUSTRIAL CLASSIFICATION:           []

             IRS NUMBER:                            133988854

             STATE OF INCORPORATION:                      NY

             FISCAL YEAR END:                       0930


      FILING VALUES:

             FORM TYPE:         15-15D

             SEC ACT:

             SEC FILE NUMBER:   333-57191-19

             FILM NUMBER:       796397


      BUSINESS ADDRESS:

             STREET 1:          101 N SCOVILLE

             STREET 2:          708-386-2511

             CITY:              OAK PARK

             STATE:             IL

             ZIP:               60302

             BUSINESS PHONE:           7083862511


      MAIL ADDRESS:

             STREET 1:          EVEREST HEALTHCARE SERVICES CORP

             STREET 2:          101 NORTH SCOVILLE

             CITY:              OAK PARK

             STATE:             IL

             ZIP:               60302


FILER:


      COMPANY DATA:

             COMPANY CONFORMED NAME:                                ACUTE
EXTRACORPOREAL SERVICES LLC

             CENTRAL INDEX KEY:              0001079481

             STANDARD INDUSTRIAL CLASSIFICATION:    []

             STATE OF INCORPORATION:               DE

             FISCAL YEAR END:                0930


      FILING VALUES:

             FORM TYPE:         15-15D

             SEC ACT:

             SEC FILE NUMBER:   333-57191-20

             FILM NUMBER:       796398


      BUSINESS ADDRESS:

             STREET 1:          101 N SCOVILLE

             CITY:              OAK PARK

             STATE:             IL

             ZIP:               60302

             BUSINESS PHONE:           7083861000


      MAIL ADDRESS:

             STREET 1:          101 N SCOVILLE

             CITY:              OAK PARK

             STATE:             IL

             ZIP:               60302


FILER:


      COMPANY DATA:

             COMPANY CONFORMED NAME:                          EVEREST TWO
IPA INC

             CENTRAL INDEX KEY:                     0001079488

             STANDARD INDUSTRIAL CLASSIFICATION:           []

             IRS NUMBER:                            364276710

             STATE OF INCORPORATION:                      NY

             FISCAL YEAR END:                       0930


      FILING VALUES:

             FORM TYPE:         15-15D

             SEC ACT:

             SEC FILE NUMBER:   333-57191-21

             FILM NUMBER:       796399


      BUSINESS ADDRESS:

             STREET 1:          101 N SCOVILLE

             CITY:              OAK PARK

             STATE:             IL

             ZIP:               60302


      MAIL ADDRESS:

             STREET 1:          101 N SCOVILLE

             CITY:              OAK PARK

             STATE:             IL

             ZIP:               60302


FILER:


      COMPANY DATA:

             COMPANY CONFORMED NAME:                           EVEREST THREE
IPA INC

             CENTRAL INDEX KEY:                     0001079489

             STANDARD INDUSTRIAL CLASSIFICATION:           []

             IRS NUMBER:                            365276711

             STATE OF INCORPORATION:                      NY

             FISCAL YEAR END:                       0930


      FILING VALUES:

             FORM TYPE:         15-15D

             SEC ACT:

             SEC FILE NUMBER:   333-57191-22

             FILM NUMBER:       796400


      BUSINESS ADDRESS:

             STREET 1:          101 N SCOVILLE

             CITY:              OAK PARK

             STATE:             IL

             ZIP:               60302


      MAIL ADDRESS:

             STREET 1:          101 N SCOVILLE

             CITY:              OAK PARK

             STATE:             IL

             ZIP:               60302


FILER:


      COMPANY DATA:

             COMPANY CONFORMED NAME:                               EVEREST
HEALTHCARE OHIO INC

             CENTRAL INDEX KEY:                     0001086149

             STANDARD INDUSTRIAL CLASSIFICATION:          SERVICES-
SPECIALTY OUTPATIENT FACILITIES, NEC [8093]

             IRS NUMBER:                            311418495

             STATE OF INCORPORATION:                      OH

             FISCAL YEAR END:                       0930

      FILING VALUES:

             FORM TYPE:         15-15D

             SEC ACT:

             SEC FILE NUMBER:   333-57191-24

             FILM NUMBER:       796401


      BUSINESS ADDRESS:

             STREET 1:          101 N SCOVILLE

             STREET 2:          708-386-2511

             CITY:              OAK PARK

             STATE:             IL

             ZIP:               60302

             BUSINESS PHONE:    7083862511

      MAIL ADDRESS:

             STREET 1:          EVEREST HEALTHCARE SERVICES CORP

             STREET 2:          101 NORTH SCOVILLE

             CITY:              OAK PARK

             STATE:             IL

             ZIP:               60302


      FORMER COMPANY:

             FORMER CONFORMED NAME:    HOME DIALYSIS OF FAIRFIELD INC

             DATE OF NAME CHANGE:      19990510


FILER:

      COMPANY DATA:

             COMPANY CONFORMED NAME:                EVEREST HEALTHCARE TEXAS LP

             CENTRAL INDEX KEY:                     0001101737

             STANDARD INDUSTRIAL CLASSIFICATION:    []

             IRS NUMBER:                            364321507

             STATE OF INCORPORATION:                DE

             FISCAL YEAR END:                       0930


      FILING VALUES:

             FORM TYPE:         15-15D

             SEC ACT:

             SEC FILE NUMBER:   333-57191-26

             FILM NUMBER:       796402


      BUSINESS ADDRESS:

             STREET 1:          C/O EVEREST HEALTHCARE SERVICES CORP

             STREET 2:          101 NORTH SCOVILLE

             CITY:              OAK PARK

             STATE:             IL

             ZIP:               60302


      MAIL ADDRESS:

             STREET 1:          C/O EVEREST HEALTHCARE SERVICES CORP

          STREET 2:          101 NORTH SCOVILLE

          CITY:              OAK PARK

          STATE:             IL

          ZIP:               60302


FILER:


      COMPANY DATA:

          COMPANY CONFORMED NAME:                EVEREST HEALTHCARE TEXAS
HOLDING CORP

          CENTRAL INDEX KEY:                     0001101738

          STANDARD INDUSTRIAL CLASSIFICATION:    []

          IRS NUMBER:                            364321504

          STATE OF INCORPORATION:                DE

          FISCAL YEAR END:                       0930


      FILING VALUES:

          FORM TYPE:         15-15D

          SEC ACT:

          SEC FILE NUMBER:   333-57191-27

          FILM NUMBER:       796403


      BUSINESS ADDRESS:

          STREET 1:          C/O EVEREST HEALTHCARE SERVICES CORP

          STREET 2:          101 NORTH SCOVILLE

          CITY:              OAK PARK

          STATE:             IL

          ZIP:               60302


      MAIL ADDRESS:

          STREET 1:          C/O EVEREST HEALTHCARE SERVICES CORP

          STREET 2:          101 NORTH SCOVILLE

          CITY:              OAK PARK

          STATE:             IL

          ZIP:               60302

FILER:
        COMPANY DATA:
COMPANY CONFORMED NAME:              DIALYSIS SPECIALISTS OF TULSA INC
CENTRAL INDEX KEY:                   0001102101
STANDARD INDUSTRIAL CLASSIFICATION:
IRS NUMBER:                          731508212
STATE OF INCORPORATION:              OK
FISCAL YEAR END:                     0930
FILING VALUES:
 FORM TYPE:                          15-15D
 SEC ACT:
 SEC FILE NUMBER:                    333-57191-28
 FILM NUMBER:                        764058
 BUSINESS ADDRESS:
 STREET 1:                           C/O EVEREST HEALTHCARE SERVICES CORP
 STREET 2:                           101 N SCOVILLE
 CITY:                               OAK PARK
 STATE:                              IL
 ZIP:                                60302
 BUSINESS PHONE:                     70083861000
 MAIL ADDRESS:
 STREET 1:                           101 N SCOVILLE
 CITY:                               OAK PARK
 STATE:                              IL
 ZIP:                                60302

FILER:
        COMPANY DATA:
COMPANY CONFORMED NAME:             NORTHERN NEW JERSEY DIALYSIS LLC
CENTRAL INDEX KEY:                  0001102103
STANDARD INDUSTRIAL CLASSIFICATION: [ ]
IRS NUMBER:                         364291598
STATE OF INCORPORATION:             OK
FISCAL YEAR END:                    0930
FILING VALUES:
 FORM TYPE:                         15-15D
 SEC ACT:
 SEC FILE NUMBER:                   333-57191-29
 FILM NUMBER:                       764059
 BUSINESS ADDRESS:
 STREET 1:                          EVEREST HEALTHCARE SERVICES
 STREET 2:                          101 N SCOVILLE
 CITY:                              OAK PARK
 STATE:                             IL
                ZIP:                60302
 BUSINESS PHONE:                    70083861000
 MAIL ADDRESS:
 STREET 1:                          101 N SECOVILLE
 CITY:                              OAK PARK
 STATE:                             IL
 ZIP:                               60302